Exhibit 10.1

ASTRONOVA, INC.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

INTRODUCTION

The AstroNova, Inc. Employee Stock Purchase Plan (the “Plan”) is intended to provide employees of AstroNova, Inc. (the “Corporation”) and any other corporation which is a member of an affiliated group (as defined in Section 1504 of the Code) which includes AstroNova, Inc. and which has been designated to participate in the Plan by the Board of Directors of AstroNova, Inc. (such corporation, a “designated affiliated corporation”) with an opportunity to purchase common stock of the Corporation, par value $0.05 per share (“Common Stock”). It is the intention of the Corporation that the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code. The Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

1.	ADMINISTRATION

The Plan will be administered by the Compensation Committee of the Board of Directors of the Corporation (the “Committee). The Committee has the authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard thereto shall be final and conclusive.

2.	OFFERINGS

The Corporation will make one or more offerings to eligible employees to purchase Common Stock under the Plan (Offerings”). Unless otherwise determined by the Committee, an Offering will begin on the first business day of each month and will end on the last business day of each month, respectively. The Committee may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed one year in duration. “Offering Commencement Date” shall mean the first day of an Offering, and “Offering Termination Date” shall mean the last day of an Offering.

3.	ELIGIBILITY

Any employee, including an officer who is customarily employed by the Corporation or a designated affiliated corporation for more than twenty (20) hours per week and more than five (5) months in a calendar year, shall be eligible to participate in the Plan, subject to the limitations imposed by Section 423(b) of the Code, as of the first Offering following completion of 90 days of continuous service with the Corporation or a designated affiliated corporation. Members of the Board of Directors who are not otherwise employed by the Corporation or a designated affiliated corporation are not eligible to participate in the Plan.

Any provisions of the Plan to the contrary notwithstanding, no employee shall be granted an option under the Plan (a) if, immediately after the grant, such employee would be deemed to own stock, and/or hold outstanding options to purchase stock, pursuant to the rules of Section

424(d) of the Code, possessing five (5%) percent or more of the total combined voting power or value of all classes of stock of the Corporation or of any parent or subsidiary of the Corporation or (b) which permits his or her rights to purchase stock under all employee stock purchase plans of the Corporation or any parent or subsidiary of the Corporation to accrue at a rate which exceeds $25,000 of the fair market value of such shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time in accordance with the provisions of Section 423(b) of the Code.

In addition, the Corporation may modify the terms of any Offering made to participants who are then resident or primarily employed outside of the United States (without regard to whether they are also citizens of the U.S. or resident aliens) in any manner deemed by the Corporation to be necessary or appropriate in order that such Offering and any related purchase shall conform to laws, regulations, and customs of the country in which the participant is then resident or primarily employed.

4.	PARTICIPATION

Participation in the Plan is completely voluntary. To participate, an eligible employee must complete an authorization for payroll deductions on the form provided by the Corporation and file it with the Finance Department of the Corporation (the “Finance Department”), at least ten (10) business days prior to the applicable Offering Commencement Date. Authorization forms will be provided at any time upon request to the Finance Department.

An authorization for payroll deductions will remain in effect for any subsequent Offerings unless the participant submits a written notice of a payroll deduction change to the Finance Department pursuant to Section 6 below or withdraws from an Offering pursuant to Section 7 below.

Authorized payroll deductions will continue during any Offering as long as the employee remains eligible and has a valid authorization form in effect. All payroll deductions made for a participant shall be credited to his or her account under the Plan.

5.	PAYROLL DEDUCTIONS

Payroll deductions may not be less than two dollars ($2.00), or more than four hundred and eight dollars ($408.00) per week or such lesser amount as determined by the Finance Department with respect to an Offering. Payroll deductions must be in whole dollar amounts only. Interest will not be paid on deductions from an employee’s pay. If an employee does not have, after other authorized deductions, a sufficient amount in any payroll period to permit his or her deduction under the Plan to be made in full, his or her deduction under the Plan will be suspended until such time as the employee has a sufficient amount in a single payroll period to permit such deduction to be made.

No contribution toward the price of shares of Common Stock to be purchased under the Plan may be made directly by the employee.

6.	PAYROLL DEDUCTION CHANGES

An employee may not increase his or her payroll deductions during any Offering. An employee generally may not decrease payroll deductions during an Offering, but may terminate payroll deductions for the remainder of the Offering by withdrawing from the Offering, pursuant to Section 7 below. An employee who terminates payroll deductions by withdrawing during an Offering Period must submit a new authorization for payroll deductions in order to participate in a subsequent Offering.

An employee may increase or decrease the amount of payroll deductions from his or her pay with respect to future Offerings by filing a new enrollment form with the Finance Department at least ten (10) business days prior to the applicable Offering Commencement Date.

7.	WITHDRAWAL

An employee may withdraw from participation in an Offering by delivering a written notice of withdrawal to the Finance Department no later than two (2) business days prior to the Offering Termination Date of such Offering. Following such withdrawal, all deductions from his or her pay under the Plan will cease, provided, however, that in order to avoid having deductions made from a payroll, the notice of withdrawal must be received by the Finance Department no later than the Friday of the week preceding the payroll date for which it is to be effective; and provided further that any amounts already contributed during the Offering Period will be used to purchase shares at the end of the Offering Period. Partial withdrawals are not permitted.

An employee who withdraws from participation in an Offering will be deemed to have withdrawn from the Plan, but may enroll in a subsequent Offering by submitting a new authorization for payroll deductions at least ten (10) business days prior to the applicable Offering Commencement Date.

8.	GRANT OF OPTION

On each Offering Commencement Date, each employee who participates in the Plan will be granted an option to purchase a maximum number of shares of Common Stock equal to the lower of: (a) a number of shares of Common Stock determined by dividing the amount of payroll deductions which will have been withheld for the account of the employee during the applicable Offering by the “Option Price” (as defined below), or (b) 1,000 shares.

The option price per share (“Option Price”) for each option granted pursuant to this Plan will be eighty-five percent (85%) of the “Fair Market Value” (as defined below) of a share of Common Stock on the applicable Offering Commencement Date or Offering Termination Date, whichever is less. “Fair Market Value” shall mean the closing price per share of Common Stock as reported by The NASDAQ Global Market, and/or any other stock exchange on which the Corporation’s Common Stock may be listed, on the applicable date, or if there are no trades reported for such day, on the last preceding date for which trades were reported.

9.	EXERCISE OF OPTION AND PURCHASE OF SHARES

Upon each Offering Termination Date, any employee who continues to be a participant in the Plan shall be deemed to have automatically exercised his or her option to purchase Common Stock with the payroll deductions made by him or her during such Offering.

10.	SOURCE OF SHARES

Shares purchased under the Plan pursuant to the options described above will be treasury shares and authorized but unissued shares of common stock of the Corporation which will be issued for this purpose. A total of 247,500 shares, after giving effect to automatic adjustments to reflect prior stock splits, were originally reserved for issuance pursuant to the Plan and, as of June 30, 2017, a total of 42,807 shares remained available for purchase.

If the total number of shares for which options are granted during an Offering exceeds the number of shares available for issuance under the Plan on the Offering Termination Date, the Corporation shall make a pro rata allocation of the shares remaining available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable. That portion of each payroll deduction which is not applied towards the purchase of the available shares will be refunded to the participant without interest.

11.	STOCK CERTIFICATES

The Corporation will maintain a current record of the number of shares purchased by participants in each Offering, but will not issue certificates unless a participant requests the issuance of a certificate. Certificates may be issued in the name of the employee, alone, or in the name of the employee and a member of his or her family as joint tenants with right of survivorship, in accordance with the instructions contained in the authorization signed by the employee.

12.	DIVIDENDS

Any cash dividends declared by the Corporation will be sent directly by check to each participant in accordance with the number of shares the participant owns on the dividend record date.

13.	EXPENSES

All charges in connection with the cost of administration of the Plan will be borne by the Corporation.

14.	RIGHTS AS A SHAREHOLDER

No participant in the Plan shall have any rights as a shareholder of the Corporation until the shares are purchased pursuant to the exercise of a participant’s option. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock is purchased.

15.	TRANSFERABILITY

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the participant.

In the event of attachment, execution, or other legal process against the participant or his or her property, or in the event of an attempted transfer of a participant’s rights under the Plan, his or her authorized payroll deductions will terminate forthwith, and his or her only right (or the right of any person claiming through such employee) will be to receive in cash, without interest, the total amount then credited to his or her account.

16.	TERMINATION OF EMPLOYMENT

A participating employee’s payroll deductions and participation in the Plan will terminate automatically upon the employee’s retirement, resignation, legal incapacity, discharge by the Corporation, death, or the termination of his or her employment in any other manner, and any outstanding unexercised options will be automatically terminated. If an employee’s payroll deduction authorization and participation in the Plan is so terminated, his or her only right will be to receive in cash, without interest, the total amount then credited to his or her account.

17.	SUSPENSION OR TERMINATION OF THE PLAN

The Plan will continue from year to year, but the Corporation reserves the right to terminate the Plan for any reason at any time. When the Plan is terminated, each employee will receive in cash, without interest, the total amount credited to his or her account on the date of such termination.

18.	RECAPITALIZATION

If any option under this Plan is exercisable subsequent to any stock dividend, split-up, spin-off, recapitalization, merger, consolidation, exchange of shares, or similar change in the capitalization of the Corporation, occurring after such option was granted, as a result of which shares of common stock shall be issued in respect of the outstanding shares, or shares shall be changed into the same or a different number of shares to which such option shall be applicable, then the options for such shares shall be appropriately adjusted by the Corporation, if necessary. In addition, the maximum number of shares of common stock which are then available for sale under this Plan shall be appropriately adjusted to effect any of the foregoing changes in the capitalization of the Corporation.

19.	AMENDMENT OF THE PLAN

In administering the Plan, it may be necessary from time to time to change or waive requirements of the Plan to conform to requirements of law, to meet special circumstances not anticipated or covered by the Plan, or to carry on the successful operation of the Plan. The Corporation reserves the right to amend the provisions of the Plan, including, without limitation, provisions regarding the determination of the purchase price. The Plan may not, without the approval of the shareholders, be amended in any manner that will cause options issued under it to fail to meet the requirements of employee stock purchase options as defined in Section 423 of the Code.

20.	RESPONSIBILITY

The Corporation shall have no responsibility or liability, other than liabilities arising out of the securities laws, for any act or omission to act, including any action taken with respect to the price, time, quantity, or other conditions and circumstances of the purchase of shares under the terms of the Plan. The Corporation reserves the right to determine conclusively any questions which may arise regarding the interpretation and application of the provisions of the Plan.

21.	PLAN ADOPTION AND AMENDMENT

The Plan was adopted by the Board of Directors of the Corporation on November 15, 1982, was approved by the shareholders on December 23, 1982. The Plan was subsequently amended effective March 17, 1983, January 31, 1985, April 1, 2008, June 1, 2015, and November 20, 2017.